Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER FISCAL 2017 FINANCIAL RESULTS

Continued Focus on Value Creation Plan Initiatives

Toronto, February 27, 2018 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the fourth quarter ended December 30, 2017.

“In 2017, we continued to make significant progress transforming our business under our Value Creation Plan. These efforts have yielded an improved business mix and a more efficient, reliable and higher-quality production network, which will benefit our long-term growth and margin profile,” said David Colo, Chief Executive Officer. “The evidence of our actions is increasingly apparent in our enhanced product quality, food safety and customer service, as well as a growing pipeline of sales opportunities encompassing our diverse portfolio, covering multiple sales channels, with some early wins in 2018.”

“Unfortunately, the positive financial benefits of these efforts have been masked by ongoing challenges in our frozen fruit platform, which did not turn around as quickly as expected in 2017. We continue to aggressively reduce our inventories and improve our cost position in a category that we believe has significant unrealized potential.”

“We are confident that our efforts under the Value Creation Plan have strengthened the foundation of our business, and we will build upon these efforts in 2018.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth Quarter 2017 Highlights:

•

Revenues of $292.4 million for the fourth quarter of 2017, compared to $297.5 million in the fourth quarter of 2016, a decrease of 1.7%. Adjusted for changes in foreign exchange, commodity prices, and sales of flexible resealable pouch and nutrition bar products, revenues grew 0.2% during the fourth quarter.

•

Gross profit of $28.3 million for the fourth quarter of 2017, compared to $17.0 million in the fourth quarter of 2016. As a percentage of revenues, gross margin increased 400 basis points to 9.7% in the fourth quarter of 2017.

•

Loss from continuing operations of $117.5 million or $1.38 per common share in the fourth quarter of 2017, compared to a loss from continuing operations of $33.5 million or $0.41 per common share in the fourth quarter of 2016. The loss of $117.5 million in the fourth quarter of 2017 included a non-cash goodwill impairment charge of $115.0 million associated with the healthy fruit platform.

•	Adjusted EBITDA¹ of $9.4 million or 3.2% of revenues for the fourth quarter of 2017, versus $9.4 million or 3.2% of revenues in the fourth quarter of 2016.
•	Adjusted loss of $8.8 million or $0.10 per common share during the fourth quarter of 2017, compared to adjusted loss of $7.3 million or $0.08 per common share during the fourth quarter of 2016.

Exhibit 99.1

•	Substantially completed efforts to exit the Company’s flexible resealable pouch and nutrition bar operations.

Fiscal 2017 Highlights

•

Revenues of $1,279.6 million for fiscal 2017, compared to $1,346.7 million in fiscal 2016, a decrease of 5.0%. Adjusted for changes in foreign exchange, commodity prices, and sales of flexible resealable pouch and nutrition bar products, revenues declined 3.3% in 2017.

•	Gross profit of $145.1 million for fiscal 2017, compared to $126.0 million in fiscal 2016. As a percentage of revenues, gross margin increased 190 basis points to 11.3% in fiscal 2017.
•

Loss from continuing operations of $135.3 million or $1.66 per common share, which included the non- cash goodwill impairment charge of $115.0 million related to the healthy fruit platform, compared to a loss from continuing operations of $50.6 million or $0.61 per common share during the same period in 2016, which included a non-cash goodwill impairment charge of $17.5 million associated with the Company’s sunflower business.

•	Adjusted EBITDA¹ of $66.8 million, or 5.2% of revenues for the full year, versus $81.7 million, or 6.1% of revenues in the same period of 2016.
•	Adjusted loss of $12.3 million or $0.14 per common share for fiscal 2017, compared to adjusted earnings of $5.8 million or $0.07 per common share during fiscal 2016.

¹ See discussion of non-GAAP measures included at the end of this press release

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements to EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017, these EBITDA benefits were offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. For the fourth quarter of 2017, the Company continued to make progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will accelerate growth and drive long-term value. Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

•	Near completion of the expansion project to add incremental freezing capacity, storage, and retail bagging capabilities to the Company’s Mexican frozen fruit facility. This project should enable diversification of the fruit varieties sourced from Mexico, and is expected to drive incremental cost savings, in addition to enhanced profitability from retail bagging capabilities.

•

Began commissioning of the second roasting and processing line at the Company’s organic cocoa facility in Holland. This expansion is expected to approximately double processing capacity in addition to adding new capabilities, all in support of increased demand and future growth opportunities in cocoa.

•	Began commissioning a new oil processing line at the Company’s Bulgarian sunflower facility, which is expected to drive incremental margins through growth and production efficiency.

•

In December, the Company announced a significant investment into its roasted snacks capabilities at its Crookston, MN facility, which also involves a facility closure. The new equipment is expected to come on line in the third quarter of 2018 and will support further growth of a variety of roasted grains and seeds.

•

The discontinuation of flexible resealable pouch and nutrition bar operations is substantially complete, production has ceased, and the Company plans to address final closure matters including the sell through of remaining inventory that was pre-built in support of transitioning customers to new suppliers in the first quarter of 2018.

Since the initiation of the Value Creation Plan, the Company has implemented portfolio changes that are expected to yield approximately $7.9 million of annualized EBITDA benefits.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. The Company expects these efforts to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

•	Continued to advance food safety and quality efforts across the entire manufacturing footprint including a new partnership with a third party sanitation firm.

•

The SunOpta 360 continuous improvement initiative is well underway, and has been deployed across the Company’s aseptic platform, which is helping to drive an expected 20% improvement in output from existing aseptic lines in 2018, in addition to enhanced production capabilities that will support new value- added non-dairy alternatives.

•

Together with the roll-out of new sales and operations planning tools, within the Consumer Products segment the frozen fruit operations have taken steps to right-size its incoming 2018 crop, which is expected to reduce storage costs,lower working capital, and operationally better prepare the business for the start of the upcoming fruit season.

•	The Mexican fruit processing expansion is enabling incremental counter-seasonal harvest opportunities allowing procurement to leverage lower cost sourcing alternatives.

•	During the quarter, the Company also continued to upgrade talent in plant leadership across the network of manufacturing operations, with approximately 40% of locations now employing new leaders.

•	Continued identification and implementation of productivity initiatives focusing on manufacturing efficiencies, purchasing synergies and effective supply chain management.

Since the initiation of the Value Creation Plan, the Company has implemented process improvements and cost savings that are expected to yield approximately $6.9 million of annualized EBITDA benefits.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

•

Continued growth of the pipeline of commercial opportunities across the beverage, fruit and fruit snack categories, with a growing diversity of opportunities across categories and channels where the Company is currently under represented.

•

New sales wins in private label non-dairy beverage into the natural and mass channels, as well as continued growth through innovation into the broadline foodservice channel leveraging a non-dairy control label.

•	Expanded distribution of private label organic and conventional juice.

•

New sales wins in frozen fruit serving mainly the foodservice and industrial channels, as well as commercialization of new custom fruit ingredient formulations, and in contract manufactured fruit snacks.

•	Continued strong re-orders of innovative private label broth, both organic and conventional, into the club and mass channels.

In 2017, as part of the Value Creation Plan, the Company has implemented go-to-market improvements through strategic pricing actions expected to yield approximately $1.2 million of annualized EBITDA benefits. In 2018, efforts under the go-to-market pillar are focused on driving incremental sales volume.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta’s leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. Recent highlights include:

•	Continued to make progress on the ERP implementation project at the Mexican frozen fruit facility and expect the new system to be operational during the second quarter.

•

Revamped the process and tools used for sales and operations planning in the fruit platform, which is expected to drive greater discipline and accuracy into the fruit pack plan, ensuring grower commitments are aligned with commercial demand

•	Upgraded plant and Quality Assurance managers in several facilities across the Company.

•	Continued focus on customer service and working capital levels as S&OP processes and support systems are refined.

•

Hired a new Internal Audit leader, shifting the focus of the audit function towards value-added business process improvements that are designed to support and ensure the Company sustains improvements made as part of the Value Creation Plan.

Fourth Quarter 2017 Results

Revenues for the fourth quarter of 2017 were $292.4 million, a decrease of 1.7% compared to $297.5 million in the fourth quarter of 2016. Excluding the impact on revenues for the fourth quarter of 2017 of changes in commodity-related pricing, foreign exchange rates and sales of flexible resealable pouch and nutrition bar products, revenues in the fourth quarter of 2017 increased by 0.2% compared with the fourth quarter of 2016.

The Global Ingredients segment generated revenues from external customers of $130.3 million, a decrease of 1.8% compared to $132.6 million in the fourth quarter of 2016. The decrease in revenue reflected lower volumes of domestically sourced specialty soy and corn products, partially offset by higher volumes of organic cocoa, nuts and dried fruit as well as roasted grains and seeds. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the fourth quarter decreased 3.5% .

The Consumer Products segment generated revenues of $162.1 million during the fourth quarter of 2017, a decrease of 1.7% compared to $164.9 million in the fourth quarter of 2016. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, Consumer Products revenue in the fourth quarter increased by 3.4% reflecting increased sales of refrigerated and aseptic beverage products, as well as fruit snack products.

Gross profit was $28.3 million for the fourth quarter of 2017, compared to $17.0 million for the fourth quarter of 2016. As a percentage of revenues, gross profit for the fourth quarter of 2017 was 9.7% compared to 5.7% in the fourth quarter of 2016. The gross margin percentage for the fourth quarter of 2017 would have been approximately 10.1%, excluding the impact of $1.3 million in costs associated with inventories in the flexible resealable pouch and nutrition bar operations as a result of the decision to exit these product lines, as compared to a normalized gross margin percentage of 7.9% in the fourth quarter of 2016. All operating platforms, with the exception of frozen fruit, reported increased gross margin percentage for the fourth quarter of 2017.

The improvement in gross profit reflects investments made as part of the Value Creation Plan, especially inside the Company’s beverage and snack product platforms due primarily to lower cost of manufacturing driven by production efficiencies, improved yield, and operational savings from the closure of a juice manufacturing facility as well as the wind down of the bars and pouch operations. These improvements were partially offset by gross profit declines in the frozen fruit platform, which reflected lower volumes, and approximately $2.5 million in incremental costs associated with inventory write-downs and elevated storage and other operational costs due largely to excess inventory levels.

Operating loss¹ was $3.9 million, or 1.3% of revenues, compared to $10.0 million, or 3.3% of revenues in the fourth quarter of 2016. The decrease in operating loss year-over-year is primarily attributable to increased gross profit, offset by increased structural SG&A costs mainly in the areas of sales, marketing, quality, and engineering that have been incurred in support of the Value Creation Plan, as well as a $3.1 million increase in foreign exchange losses, driven mainly by the impact of a stronger euro. Operating loss would have been $1.1 million, or 0.4% of revenues excluding $2.1 million of non-structural costs in SG&A and costs related to plant closures, all incurred in relation to the Value Creation Plan, as well as a $0.5 million gain from the reversal of previously recognized share-based compensation expense, as compared to a normalized operating income of $0.5 million or 0.2% of revenues in the fourth quarter of 2016.

Adjusted EBITDA¹ was $9.4 million or 3.2% of revenues in the fourth quarter of 2017, compared to $9.4 million or 3.2% of revenues in the fourth quarter of 2016. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the quarter ended December 30, 2017 was $10.1 million, compared with $11.3 million for the quarter ended December 31, 2016.

During the fourth quarter of 2017, the Company recognized a non-cash goodwill impairment charge of $115.0 million related to the healthy fruit platform, as a result of lower than expected sales and operating performance in frozen fruit since the acquisition of Sunrise Growers in the fourth quarter of 2015, and uncertainty of future sales due to decreased volumes with retail customers and an extended decline in consumer consumption trends.

The Company reported a loss from continuing operations for the fourth quarter of 2017 of $117.5 million, or $1.38 per common share, compared to $33.5 million, or $0.41 per common share during the fourth quarter of 2016. Adjusted loss¹ from continuing operations in the fourth quarter of 2017 was $8.8 million or a loss of $0.10 per common share, compared to $7.3 million or $0.08 per common share in the fourth quarter of 2016. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Fiscal 2017 Results

Revenues for fiscal 2017 were $1,279.6 million, a decrease of 5.0% compared to $1,346.7 million in fiscal 2016. Excluding the impact on revenues for fiscal 2017 of changes in commodity-related pricing, foreign exchange rates, sales of flexible resealable pouch and nutrition bar products, and the estimated impact of the recall of certain sunflower kernel products based on shortfall against prior year volumes, revenues in fiscal 2017 decreased by 3.3% compared with fiscal 2016.

The Global Ingredients segment generated revenues from external customers of $550.5 million, a decrease of 4.1% compared to $574.3 million in fiscal 2016. The decrease in revenue reflected lower roasted volumes due to reduced customer demand following the sunflower recall, decreased commodity pricing for lower volumes of domestically and internationally sourced specialty and organic ingredients, partially offset by increased volumes of nuts, dried fruit, animal feed and cocoa, as well as a favorable foreign exchange rate on euro-dominated sales and increased volumes of domestically-sourced specialty soy and organic feed. Excluding the impact on revenues of changes in commodity-related pricing, foreign exchange rates, and the recall of certain sunflower kernel products, Global Ingredients revenue decreased 1.9% in fiscal 2017, compared with fiscal 2016.

The Consumer Products segment generated revenues of $729.1 million during fiscal 2017, a decrease of 5.6% compared to $772.4 million in fiscal 2016. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, revenues in fiscal 2017 decreased by 4.5% primarily reflecting lower sales of frozen fruit products and to a lesser extent lower volumes of aseptic beverages, partially offset by increased sales of refrigerated beverages and fruit snacks.

Gross profit was $145.1 million for fiscal 2017, compared to $126.0 million for fiscal 2016. As a percentage of revenues, gross profit for fiscal 2017 was 11.3% compared to 9.4% in fiscal 2016. The gross margin percentage for fiscal 2017 would have been approximately 11.6%, excluding the impact of $2.6 million in costs associated with inventories in the flexible resealable pouch and nutrition bar operations as a result of the decision to exit these product lines, $0.7 million in lost margin caused by the sunflower recall, and $0.6 million in facility closure costs under the Value Creation Plan, as compared to a normalized gross margin percentage of 10.9% in fiscal 2016.

Operating income¹ was $0.8 million, or 0.1% of revenues, compared to $14.7 million, or 1.1% of revenues in fiscal 2016. The decrease in operating on income year-over-year is primarily attributable to increased SG&A costs mainly in support of the Value Creation Plan, as well as a $4.4 million increase in foreign exchange losses. Operating income would have been $27.0 million, or 2.1% of revenues excluding $22.5 million of non-structural costs in SG&A and costs related to plant closures, all incurred in relation to the Value Creation Plan, as well as $0.7 million from the sunflower recall and $0.5 million in benefit from the reversal of previously recognized share-based compensation expense, as compared to a normalized operating income of $43.6 million or 3.2% of revenues in fiscal 2016.

Adjusted EBITDA¹ was $66.8 million or 5.2% of revenues in fiscal 2017, compared to $81.7 million or 6.1% of revenues in fiscal 2016. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for fiscal 2017 was $72.6 million, compared with $82.9 million for fiscal 2016.

During the fourth quarter of 2017 the Company recognized a non-cash goodwill impairment charge of $115.0 million related to the healthy fruit platform, and in the fourth quarter of 2016, the Company recorded a $17.5 million goodwill impairment charge associated with its sunflower operations.

The Company reported a loss from continuing operations for fiscal 2017 of $135.3 million, or $1.66 per common share, compared to $50.6 million, or $0.61 per common share during fiscal 2016. Adjusted loss¹ from continuing operations in fiscal 2017 was $12.3 million or a loss of $0.14 per common share, compared to adjusted earnings of $5.8 million or $0.07 per common share in fiscal 2016. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Balance Sheet and Cash Flow

At December 30, 2017, SunOpta’s balance sheet reflected total assets of $982.2 million and total debt of $462.1 million. During the fourth quarter of 2017 cash provided by operating activities was $48.9 million, compared to $36.0 million during the fourth quarter of 2016. The $12.9 million increase in cash provided by operating activities reflects improved operational performance, as well as lower non-structural cash costs incurred in support of the Value Creation Plan. Cash used in investing activities during the fourth quarter of 2017 was $16.8 million, compared to $7.5 million in the prior year period. The increase in cash used reflected a higher level of capital expenditures, due mainly to growth initiatives and portfolio optimization activities.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Tuesday, February 27, 2018, to discuss the fourth quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated benefits of our efforts to transform our business operations, including our Value Creation Plan; the estimated amount and timing of EBITDA enhancements attributable to improvements initiated or implemented to date pursuant to our Value Creation Plan; anticipated portfolio optimization benefits including diversification of our product portfolio, increased capacity of our cocoa facility, margin growth as a result of our new oil processing line and new equipment additions at our Crookston, MN facility; expected productivity and cost improvements as a result of our food safety and quality initiatives, roll-out of new sales and operations planning tools and upgrade in plant leadership talent; improved revenue growth and profitability as a result of our efforts to optimize customer and product mix and penetration of high-potential sales channels, continued growth in our pipeline of commercial opportunities and new sales wins; expected business improvements resulting from our process sustainability initiatives; and our intention to exit businesses or product lines where we are not effectively positioned. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continued", “will”, “believe”, "expects", “targeting”, “anticipates”, "should", "would", "plans", "becoming", "estimated", "intend", "confident", "can", "may", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, our planned expansion initiatives, portfolio optimization and productivity efforts, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines including the failure of purchasers to satisfy the purchase price and inability to satisfy the conditions of closing for any such transactions; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or ci rcumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and years ended December 30, 2017 and December 31, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
	$	$	$	$

Revenues	292,395	297,539	1,279,593	1,346,731

Cost of goods sold	264,124	280,496	1,134,506	1,220,779

Gross profit	28,271	17,043	145,087	125,952

Selling, general and administrative expenses	28,094	26,005	127,507	98,681
Intangible asset amortization	2,766	2,810	11,195	11,282
Other expense, net	11,638	5,569	23,660	28,292
Goodwill impairment	115,000	17,540	115,000	17,540
Foreign exchange loss (gain)	1,268	(1,817)	5,618	1,243

Loss from continuing operations before the following	(130,495)	(33,064)	(137,893)	(31,086)

Interest expense, net	8,684	8,527	32,504	43,275

Loss from continuing operations before income taxes	(139,179)	(41,591)	(170,397)	(74,361)

Recovery of income taxes	(21,780)	(8,165)	(35,829)	(23,797)

Loss from continuing operations	(117,399)	(33,426)	(134,568)	(50,564)

Discontinued operations
Loss from discontinued operations	-	-	-	(1,993)
Gain on classification as held for sale	-	-	-	560
Recovery of income taxes	-	-	-	599
Loss from discontinued operations attributable to non-controlling interests	-	-	-	264
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)

Loss	(117,399)	(33,426)	(134,568)	(51,134)

Earnings attributable to non-controlling interests	88	50	752	54

Loss attributable to SunOpta Inc.	(117,487)	(33,476)	(135,320)	(51,188)

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters and years ended December 30, 2017 and December 31, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
	$	$	$	$

Loss per share(a)

Loss from continuing operations, less amount attributable to non-controlling interests	(117,487)	(33,476)	(135,320)	(50,618)
Less: dividends and accretion on Series A preferred stock	(1,961)	(1,812)	(7,809)	(1,812)
Loss from continuing operations available to common shareholders	(119,448)	(35,288)	(143,129)	(52,430)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss available to common shareholders	(119,448)	(35,288)	(143,129)	(53,000)

Basic loss per share:
- from continuing operations	(1.38)	(0.41)	(1.66)	(0.61)
- from discontinued operations	-	-	-	(0.01)
	(1.38)	(0.41)	(1.66)	(0.62)

Diluted loss per share:
- from continuing operations	(1.38)	(0.41)	(1.66)	(0.61)
- from discontinued operations	-	-	-	(0.01)
	(1.38)	(0.41)	(1.66)	(0.62)

Weighted-average number of shares outstanding (000s):
- Basic	86,724	85,689	86,355	85,569
- Diluted	86,724	85,689	86,355	85,569

(a)	Loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Loss available to common shareholders is computed by adding dividends and accretion of Series A preferred stock to loss attributable to SunOpta Inc.

SunOpta Inc.
Consolidated Balance Sheets
As at December 30, 2017 and December 31, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	December 30, 2017	December 31, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	3,228	1,251
Accounts receivable	125,152	157,369
Inventories	354,978	368,482
Prepaid expenses and other current assets	33,213	19,794
Income taxes recoverable	12,006	2,801
Total current assets	528,577	549,697

Property, plant and equipment	163,624	162,239
Goodwill	109,533	223,611
Intangible assets	172,059	183,524
Deferred income taxes	363	1,045
Other assets	8,017	9,442

Total assets	982,173	1,129,558

LIABILITIES
Current liabilities
Bank indebtedness	234,090	201,494
Accounts payable and accrued liabilities	161,364	173,745
Customer and other deposits	4,901	2,543
Income taxes payable	1,351	5,661
Other current liabilities	818	1,016
Current portion of long-term debt	2,228	2,079
Current portion of long-term liabilities	5,300	5,500
Total current liabilities	410,052	392,038

Long-term debt	225,805	229,008
Long-term liabilities	8,352	15,354
Deferred income taxes	15,850	44,561
Total liabilities	660,059	680,961

Series A Preferred Stock	80,193	79,184

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	308,899	300,426
Additional paid-in capital	28,006	25,522
Retained earnings (accumulated deficit)	(89,291)	53,838
Accumulated other comprehensive loss	(7,268)	(13,104)
	240,346	366,682
Non-controlling interests	1,575	2,731
Total equity	241,921	369,413

Total equity and liabilities	982,173	1,129,558

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and years ended December 30, 2017 and December 31, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Loss	(117,399)	(33,426)	(134,568)	(51,134)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss from continuing operations	(117,399)	(33,426)	(134,568)	(50,564)
Items not affecting cash:
Depreciation and amortization	8,223	8,195	32,824	34,150
Amortization and write-off of debt issuance costs	1,074	1,091	2,825	11,301
Deferred income taxes	(14,559)	(10,090)	(27,899)	(29,850)
Stock-based compensation	1,576	975	5,709	4,148
Unrealized loss (gain) on derivative instruments	(156)	717	(631)	(547)
Fair value of contingent consideration	84	123	371	(1,158)
Impairment of long-lived assets	10,003	1,222	18,193	13,257
Goodwill impairment	115,000	17,540	115,000	17,540
Acquisition accounting adjustment on inventory sold	-	1,596	-	15,000
Other	55	(8)	9	335
Changes in non-cash working capital	44,949	48,052	19,630	(12,891)
Net cash flows from operations - continuing operations	48,850	35,987	31,463	721
Net cash flows from operations - discontinued operations	-	-	-	758
	48,850	35,987	31,463	1,479
Investing activities
Purchases of property, plant and equipment	(18,445)	(7,757)	(41,139)	(22,560)
Acquisition of non-controlling interest	-	-	(1,737)	-
Proceeds from sale of assets	1,609	254	2,385	254
Other	-	-	369	700
Net cash flows from investing activities - continuing operations	(16,836)	(7,503)	(40,122)	(21,606)
Net cash flows from investing activities - discontinued operations	-	-	-	1,754
	(16,836)	(7,503)	(40,122)	(19,852)

Financing activities
Increase (decrease) under line of credit facilities	(26,401)	(21,499)	22,170	236,976
Repayment of line of credit facilities	-	-	-	(192,677)
Borrowings under long-term debt	4,759	230,998	5,176	231,430
Repayment of long-term debt	(8,279)	(310,475)	(9,959)	(322,004)
Issuance of Series A Preferred Stock, net	-	78,963	-	78,963
Payment of cash dividends on Series A Preferred Stock	(1,700)	-	(6,691)	-
Payment of contingent consideration	-	-	(4,330)	(4,554)
Payment of debt issuance costs	(236)	(7,472)	(442)	(13,017)
Proceeds from the exercise of stock options and employee share purchases	353	572	5,034	1,486
Other	(100)	294	(390)	168
Net cash flows from financing activities - continuing operations	(31,604)	(28,619)	10,568	16,771
Net cash flows from financing activities - discontinued operations	-	-	-	(1,180)
	(31,604)	(28,619)	10,568	15,591

Foreign exchange gain (loss) on cash held in a foreign currency	(37)	(253)	68	52

Increase (decrease) in cash and cash equivalents in the period	373	(388)	1,977	(2,730)

Discontinued operations cash balance at end of period	-	-	-	1,707

Cash and cash equivalents - beginning of the period	2,855	1,639	1,251	2,274

Cash and cash equivalents - end of the period	3,228	1,251	3,228	1,251

SunOpta Inc.
Segmented Information
For the quarters and years ended December 30, 2017 and December 31, 2016
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	130,280	132,601	550,527	574,295
Consumer Products	162,115	164,938	729,066	772,436
Total segment revenues from external customers	292,395	297,539	1,279,593	1,346,731

Segment gross profit:
Global Ingredients	15,229	9,658	67,682	64,374
Consumer Products	13,042	7,385	77,405	61,578
Total segment gross profit	28,271	17,043	145,087	125,952

Segment operating income (loss):
Global Ingredients	3,563	2,531	21,951	26,787
Consumer Products	(4,791)	(5,783)	9,905	1,206
Corporate Services	(2,629)	(6,703)	(31,089)	(13,247)
Total segment operating income	(3,857)	(9,955)	767	14,746

Segment gross profit percentage:
Global Ingredients	11.7%	7.3%	12.3%	11.2%
Consumer Products	8.0%	4.5%	10.6%	8.0%
Total segment gross profit percentage	9.7%	5.7%	11.3%	9.4%

Segment operating income (loss) percentage:
Global Ingredients	2.7%	1.9%	4.0%	4.7%
Consumer Products	-3.0%	-3.5%	1.4%	0.2%
Total segment operating income	-1.3%	-3.3%	0.1%	1.1%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, Adjusted earnings and Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. We believe that segment operating income, Adjusted earnings and Adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s operating performance. The non-GAAP measures of segment operating income, Adjusted earnings and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful year-over-year comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that, due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations, as well as other charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and Adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted earnings/loss and Adjusted earnings/loss per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, due to the exit from flexible resealable pouch and nutrition bar product lines and operations, we have prepared these tables in a columnar format to present the effect of these operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible		Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar		Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarters ended	$	$	$	$	$	$
December 30, 2017
Loss from continuing operations	(110,403)		(6,996)		(117,399)
Less: earnings attributable to non-controlling interests	(88)		-		(88)
Less: dividends and accretion of Series A Preferred Stock	(1,961)		-		(1,961)
Loss from continuing operations available to common shareholders	(112,452)	(1.30)	(6,996)	(0.08)	(119,448)	(1.38)

Adjusted for:
Goodwill impairment(a)	115,000		-		115,000
Costs related to the Value Creation Plan(b)	4,139		10,546		14,685
Reversal of stock-based compensation (c)	(546)		-		(546)
Other(d)	276		-		276
Net income tax effect(e)	(5,772)		(4,113)		(9,885)
Change in unrecognized tax benefits(f)	(452)		-		(452)
Impact of change in enacted U.S. corporate tax rates(g)	(8,437)		-		(8,437)
Adjusted loss	(8,244)	(0.10)	(563)	(0.01)	(8,807)	(0.10)

December 31, 2016
Loss from continuing operations	(32,187)		(1,239)		(33,426)
Add: loss attributable to non-controlling interests	(50)		-		(50)
Less: dividends and accretion of Series A Preferred Stock	(1,812)		-		(1,812)
Loss from continuing operations available to common shareholders	(34,049)	(0.40)	(1,239)	(0.01)	(35,288)	(0.41)

Adjusted for:
Goodwill impairment(h)	17,540		-		17,540
Costs related to Value Creation Plan(i)	7,543		-		7,543
Inventory reserves and liquidation sales to de-risk positions(j)	3,428		-		3,428
Product withdrawal and recall costs(k)	3,013		-		3,013
Costs related to business acquisitions(l)	1,871		-		1,871
Other(m)	443		-		443
Net income tax effect on adjusted earnings(e)	(5,840)		-		(5,840)
Adjusted loss	(6,051)	(0.07)	(1,239)	(0.01)	(7,290)	(0.08)

(a)	Reflects the impairment of goodwill associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(b)

Reflects inventory write-downs and facility closure costs of $1.3 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $2.1 million recorded in SG&A; and asset impairment charges and employee termination costs of $11.4 million recorded in other expense.

(c)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(d)

Other included fair value adjustments related to contingent consideration arrangements; severance costs unrelated to the Value Creation Plan; and gain/loss on the sale of assets, which were recorded in other expense.

(e)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(f)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.
(g)	Reflects the remeasurement of deferred tax balances to reflect new U.S. corporate tax rates enacted in December 2017.
(h)	Reflects the impairment of goodwill associated with the Sunflower reporting unit of the Raw Material Sourcing and Supply operating segment.
(i)

Reflects legal and other professional advisory costs associated with the strategic review and execution of the Value Creation Plan of $3.6 million, which were recorded in SG&A expenses; and asset impairment charges and employee termination costs of $4.0 million recorded in other expense.

(j)	Reflects aging reserves and low margin sales to reduce inventory exposures mainly related to certain grain varieties that we exited, which were recorded in cost of goods sold.
(k)

Reflects costs of $2.3 million for the withdrawal of certain consumer-packaged products for quality-related issues and the sunflower recall, of which $1.2 million was recorded in cost of goods sold and $1.1 million was recorded in other expense. Also reflects a $0.7 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflects a shortfall in revenues against anticipated volumes of approximately $3.4 million, less associated cost of goods sold of approximately $2.7 million.

(l)

Reflects costs related to the acquisition of Sunrise Growers (the “Sunrise Acquisition”), including an acquisition accounting adjustment related to Sunrise’s inventory sold during the quarter of $1.6 million, which was recorded in cost of goods sold; and $0.3 million of debt issuance costs, which was recorded in interest expense.

(m)	Other includes fair value adjustments related to contingent consideration arrangements and gain/loss on sale of assets, which were recorded in other expense.

	Excluding flexible		Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar		Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the years ended	$	$	$	$	$	$
December 30, 2017
Loss from continuing operations	(119,707)		(14,861)		(134,568)
Less: earnings attributable to non-controlling interests	(752)		-		(752)
Less: dividends and accretion of Series A Preferred Stock	(7,809)		-		(7,809)
Loss from continuing operations available to common shareholders	(128,268)	(1.49)	(14,861)	(0.17)	(143,129)	(1.66)

Adjusted for:
Goodwill impairment(a)	115,000		-		115,000
Costs related to the Value Creation Plan(b)	32,160		17,752		49,912
Product withdrawal and recall costs(c)	1,142		-		1,142
Recovery of legal settlement(d)	(1,024)		-		(1,024)
Reversal of stock-based compensation (e)	(546)		-		(546)
Other(f)	442		-		442
Net income tax effect(g)	(18,332)		(6,923)		(25,255)
Change in unrecognized tax benefits(h)	(452)		-		(452)
Impact of change in enacted U.S. corporate tax rates(i)	(8,437)		-		(8,437)
Adjusted loss	(8,315)	(0.10)	(4,032)	(0.05)	(12,347)	(0.14)

December 31, 2016
Loss from continuing operations	(49,288)		(1,276)		(50,564)
Less: earnings attributable to non-controlling interests	(54)		-		(54)
Less: dividends and accretion of Series A Preferred Stock	(1,812)		-		(1,812)
Loss from continuing operations available to common shareholders	(51,154)	(0.60)	(1,276)	(0.01)	(52,430)	(0.61)

Adjusted for:
Costs related to business acquisitions(j)	27,802		-		27,802
Costs related to the Value Creation Plan(k)	18,326		-		18,326
Goodwill impairment(l)	17,540		-		17,540
Legal settlement and litigation-related legal fees(m)	10,850		-		10,850
Product withdrawal and recall costs(n)	5,693		-		5,693
Inventory reserves and liquidation sales to de-risk positions (o)	3,428		-		3,428
Plant start-up costs(p)	1,565		-		1,565
Write-off of debt issuance costs(q)	215		-		215
Other(r)	1,642		-		1,642
Gain on settlement of contingent consideration(s)	(1,715)		-		(1,715)
Net income tax effect(g)	(25,825)		-		(25,825)
Change in unrecognized tax benefits(h)	(1,268)		-		(1,268)
Adjusted earnings (loss)	7,099	0.08	(1,276)	(0.01)	5,823	0.07

(a)	Reflects the impairment of goodwill associated with the Healthy Fruit reporting unit of the Consumer Products operating segment.
(b)

Reflects inventory write-downs and facility closure costs of $3.2 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $22.9 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $23.8 million recorded in other expense.

(c)

Reflects costs related to the recall of certain sunflower kernel products, including a $0.7 million adjustment for the estimated lost gross profit in the first quarter of 2017 caused by the sunflower recall, which reflected a shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.4 million of product withdrawal costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.

(d)

Reflects a recovery on the early extinguishment of a rebate obligation that arose from the prior settlement of a flexible resealable pouch product recall dispute with a customer (see (m) below), which was recorded in other income.

(e)

Reflects the reversal to SG&A expenses of previously recognized stock-based compensation related to performance share units granted to certain employees as the performance conditions were not achieved.

(f)

Other included fair value adjustments related to contingent consideration arrangements; severance costs unrelated to the Value Creation Plan; and gain/loss on the sale of assets, which were recorded in other expense.

(g)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(h)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.
(i)	Reflects the remeasurement of deferred tax balances to reflect new U.S. corporate tax rates enacted in December 2017.
(j)

Reflects costs related to the Sunrise Acquisition, including an acquisition accounting adjustment related to Sunrise’s inventory sold during the year of $15.0 million, which was recorded in cost of goods sold; the amortization and expense of debt issuance costs incurred in connection with the initial financing related to the Sunrise Acquisition of $10.4 million, which were recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing facilities following the Sunrise Acquisition, which were recorded in cost of goods sold and other expense.

(k)

Reflects legal and other professional advisory costs associated with the strategic review and execution of the Value Creation Plan of $4.0 million, which were recorded in SG&A expenses; and asset impairment charges and employee termination costs of $14.3 million recorded in other expense.

(l)	Reflects the impairment of goodwill associated with the Sunflower reporting unit of the Raw Material Sourcing and Supply operating segment.
(m)

Reflects a charge of $9.0 million for the settlement of a flexible resealable pouch product recall dispute with a customer, which was recorded in other expense, and associated legal costs, which were recorded in SG&A expenses. The settlement amount included up to $4.0 million in rebates payable to the customer over a four-year period.

(n)

Reflects costs of $4.0 million for the withdrawal of certain consumer-packaged products for quality-related issues and the sunflower recall, of which $1.2 million was recorded in cost of goods sold and $2.8 million was recorded in other expense. Also reflects a $1.7 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflects a shortfall in revenues against anticipated volumes of approximately $9.8 million, less associated cost of goods sold of approximately $8.1 million.

(o)	Reflects aging reserves and low margin sales to reduce inventory exposures mainly related to certain grain varieties that the Company exited, which were recorded in cost of goods sold.
(p)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania, facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which were recorded in cost of goods sold. These start-up costs reflected the negative gross profit reported by the facility as the facility ramped up to break-even production levels.

(q)

Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our former North American credit facilities, which were replaced by a global asset-based credit facility in February 2016.

(r)

Other includes severance costs of $0.9 million unrelated to the Value Creation Plan, and fair value adjustments related to contingent consideration arrangements of $0.6 million, which were recorded in other expense.

(s)	Reflects a gain on settlement of the contingent consideration obligation related to the acquisition of Niagara Natural, which was recorded in other income.

Segment Operating Income and Adjusted EBITDA

The Company defines segment operating income/loss as “earnings/loss from continuing operations before the following” excluding the impact of other income/expense items and goodwill impairments, and Adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified in the determination of Adjusted earnings. The following is a tabular presentation of segment operating income/loss and Adjusted EBITDA, including a reconciliation to loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with “Adjusted earnings/loss” presented above, we have prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarters ended	$	$	$
December 30, 2017
Loss from continuing operations	(110,403)	(6,996)	(117,399)
Recovery of income taxes	(17,307)	(4,473)	(21,780)
Interest expense, net	8,684	-	8,684
Other expense, net	2,744	8,894	11,638
Goodwill impairment	115,000	-	115,000
Total segment operating loss	(1,282)	(2,575)	(3,857)
Depreciation and amortization	8,043	180	8,223
Stock-based compensation(a)	1,695	-	1,695
Costs related to Value Creation Plan(b)	1,671	1,652	3,323
Adjusted EBITDA	10,127	(743)	9,384

December 31, 2016
Loss from continuing operations	(32,187)	(1,239)	(33,426)
Recovery of income taxes	(7,373)	(792)	(8,165)
Interest expense, net	8,527	-	8,527
Other expense, net	5,569	-	5,569
Goodwill impairment	17,540	-	17,540
Total segment operating loss	(7,924)	(2,031)	(9,955)
Depreciation and amortization	8,020	175	8,195
Stock-based compensation(a)	712	-	712
Costs related to Value Creation Plan(b)	3,558	-	3,558
Inventory reserves and liquidation sales to de-risk positions(c)	3,428	-	3,428
Product withdrawal and recall costs(d)	1,872	-	1,872
Costs related to business acquisitions(e)	1,596	-	1,596
Adjusted EBITDA	11,262	(1,856)	9,406

(a)

For 2017, stock-based compensation of $1.7 million was recorded in SG&A expenses, and the reversal of $0.1 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense. For 2016, stock-based compensation of $0.7 million was recorded in SG&A expenses.

(b)

For 2017, reflects inventory write-downs and facility closure costs of $1.3 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $2.1 million recorded in SG&A expenses. For 2016, reflects legal and other professional advisory costs of $3.6 million recorded in SG&A expenses.

(c)	Reflects aging reserves and low margin sales to reduce inventory exposures mainly related to certain grain varieties that the Company exited, which were recorded in cost of goods sold.
(d)

Reflects costs of $1.2 million for the withdrawal of certain consumer-packaged products for quality-related issues, which was recorded in cost of goods and the estimated lost gross profit caused by the sunflower recall of $0.7 million, which reflected a shortfall in revenues against anticipated volumes of approximately $3.4 million, less associated cost of goods sold of approximately $2.7 million.

(e)	Reflects costs related to the acquisition accounting adjustment related to Sunrise’s inventory sold in 2016 of $1.6 million, which was recorded in cost of goods sold.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the years ended	$	$	$
December 30, 2017
Loss from continuing operations	(119,707)	(14,861)	(134,568)
Recovery of income taxes	(26,328)	(9,501)	(35,829)
Interest expense, net	32,504	-	32,504
Other expense, net	8,847	14,813	23,660
Goodwill impairment	115,000	-	115,000
Total segment operating income (loss)	10,316	(9,549)	767
Depreciation and amortization	31,994	830	32,824
Stock-based compensation(a)	6,395	-	6,395
Costs related to Value Creation Plan(b)	23,144	2,939	26,083
Product withdrawal and recall costs(c)	729	-	729
Adjusted EBITDA	72,578	(5,780)	66,798

December 31, 2016
Loss from continuing operations	(49,288)	(1,276)	(50,564)
Recovery of income taxes	(22,981)	(816)	(23,797)
Interest expense, net	43,275	-	43,275
Other expense, net	28,292	-	28,292
Goodwill impairment	17,540	-	17,540
Total segment operating income (loss)	16,838	(2,092)	14,746
Depreciation and amortization	33,320	830	34,150
Stock-based compensation(a)	3,885	-	3,885
Costs related to business acquisitions(d)	15,150	-	15,150
Costs related to Value Creation Plan(b)	4,041	-	4,041
Inventory reserves and liquidation sales to de-risk positions(e)	3,428	-	3,428
Product withdrawal and recall costs(c)	2,855	-	2,855
Litigation-related legal fees(f)	1,850	-	1,850
Plant start-up costs(g)	1,565	-	1,565
Adjusted EBITDA	82,932	(1,262)	81,670

(a)	For 2017, stock-based compensation of $6.4 million was recorded in SG&A expenses, and the reversal of $0.7 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense. For 2016, stock-based compensation of $3.9 million was recorded in SG&A expenses.
(b)	For 2017, reflects inventory write-downs and facility closure costs of $3.2 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs, and bad debt reserves of $22.9 million recorded in SG&A expenses. For 2016, reflects legal and other professional advisory costs of $4.0 million recorded in SG&A expenses.
(c)	For 2017, reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million. For 2016, reflects costs of $1.2 million for the withdrawal of certain consumer-packaged products for quality-related issues, which was recorded in cost of goods and the estimated lost gross profit caused by the sunflower recall of $1.7 million, which reflected a shortfall in revenues against anticipated volumes of approximately $9.8 million, less associated cost of goods sold of approximately $8.1 million.
(d)	Reflects costs related to the acquisition accounting adjustment related to Sunrise’s inventory sold in 2016 of $15.0 million, and the integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise Acquisition of $0.2 million, which were recorded in cost of goods sold.
(e)	Reflects aging reserves and low margin sales to reduce inventory exposures mainly related to certain grain varieties that the Company exited, which were recorded in cost of goods sold.
(f)	Reflects legal costs related to the settlement of the flexible resealable pouch product recall dispute with a customer, which were recorded in SG&A expenses.
(g)	Reflects the negative gross profit reported by the Allentown facility as the facility ramped up to break-even production levels.